Exhibit 10.5

Execution Version

CREDIT SUISSE AG,

CAYMAN ISLANDS BRANCH

CREDIT SUISSE LOAN

FUNDING LLC

Eleven Madison Avenue

New York, New York 10010

CONFIDENTIAL

February 14, 2021

Rexnord Corporation
511 Freshwater Way
Milwaukee, WI 53204

Attention:	Mark Peterson Senior Vice President and Chief Financial Officer

Rexnord Corporation Financing
Commitment Letter

Ladies and Gentlemen:

Rexnord Corporation (the “Company” or “you”), on behalf of its subsidiaries RBS Global, Inc. and Rexnord LLC, has advised Credit Suisse AG, Cayman Islands Branch (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Loan Funding LLC (“CSLF”, and, together with CS and their respective affiliates, “Credit Suisse”), collectively with any Additional Commitment Parties (as defined below) appointed pursuant to Section 1 hereof, the “Commitment Parties”, “we” or “us”) that Chase Acquisition I, Inc. (“Holdings”) and certain of its direct and indirect subsidiaries desires to transfer certain of their respective assets and liabilities to Land Newco, Inc., an indirect wholly owned subsidiary of Holdings, and thereafter, desires to cause the outstanding capital stock of Land Newco, Inc. to be distributed to the shareholders of the Company, the parent company of Holdings, after which Land Newco, Inc. shall be merged with and into a wholly owned subsidiary of Regal Beloit Corporation (“Regal”), and to consummate the other transactions described on Annex A (the “Transaction Description”). Capitalized terms used but not defined in this letter agreement (together with the annexes attached hereto, this “Commitment Letter”) shall have the meanings assigned thereto in the annexes hereto.

1.            Commitments; Engagement of the Arrangers; Titles and Roles.

In connection with the Transactions, CS is pleased to advise you of its commitment to, and hereby agrees to provide, 100% of the Facilities (in such capacity, the “Initial Lender” and collectively with any relevant Additional Commitment Parties appointed pursuant to Section 1 hereof, the “Initial Lenders”).

You hereby appoint CSLF to act, and CSLF hereby agrees to act (or to designate one or more of its affiliates to act), as lead arranger and bookrunner for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (in such capacity, each an “Arranger” and collectively with any relevant Additional Commitment Parties appointed pursuant to Section 1 hereof, the “Arrangers”). CSLF will have “left” placement in any marketing materials or other documentation used in connection with the Facilities, and have the role customarily associated with acting as “lead left” with respect thereto.

Each Arranger, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. In its capacity as a lead arranger and bookrunner, each Arranger agrees to use its commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other institutional lenders (the “Lenders”) that will participate in such Facilities.

Within 15 business days after the date hereof, you may appoint up to four additional joint lead arrangers, joint bookrunners agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of the Facilities in a manner and with economics determined by you (it being understood that to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Facilities, the economics allocated to, and the amount of the commitments of, the Commitment Parties in respect of the Facilities will be reduced ratably by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party”, “Arranger” and “Initial Lender” hereunder and under the Facilities Fee Letter referred to below; provided that (i) such appointments are made ratably across the Facilities; provided, further, that any Additional Commitment Party may be appointed with a greater than (but not less than) pro rata share of the Revolving Facility, (ii) subject to the proviso in the preceding clause (i), the Initial Lender as of the date hereof shall have not less than 50% of the total economics for each Facility and (iii) no Additional Commitment Party shall have greater economics than any Commitment Party party to this Commitment Letter on the date hereof. Except as provided in this paragraph, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any lender in order to obtain its commitment to participate in any of the Facilities and the Facilities Documentation unless you and the Commitment Parties shall so agree.

2.            Fees.

As consideration for the Commitment Parties’ commitments hereunder and their agreements to arrange the Facilities, you agree to pay (or cause to be paid) the nonrefundable fees as set forth in (i) the Facilities Fee Letter dated the date hereof between you and us (the “Facilities Fee Letter”) and (ii) the Agent Fee Letter dated the date hereof between you and Credit Suisse (the “Agent Fee Letter”, and, together with the Facilities Fee Letter, the “Fee Letters”). All fees shall be fully earned when due and payable in U.S. Dollars in immediately available funds to the applicable Commitment Party. You agree that, once paid, no fees contemplated hereby or under the Fee Letters will be refundable under any circumstances, and all fees payable hereunder or thereunder shall be in addition to any other fees payable pursuant to any other agreement. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes), and shall not be subject to reduction by way of setoff or counterclaim. In connection with the syndication of the Facilities, each Commitment Party may, in its discretion, allocate to the Lenders portions of any fees payable to such Commitment Party in connection therewith. All fees received by each Commitment Party hereunder or under the Fee Letters may be shared among such Commitment Party and its affiliates as such Commitment Party may determine in its sole discretion.

3.            Syndication; Information; Absence of Fiduciary Relationship; Affiliate Activities.

We reserve the right to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to Lenders identified by us in consultation with you and subject to your prior written consent (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, the syndication provisions contained in this Section 3 apply to each of the Facilities. Notwithstanding the Arrangers’ right to syndicate the Initial Lenders’ commitments with respect to the Facilities (and receive commitments from the Lenders to such Facilities), it is understood and agreed that except as provided in Section 1 of this Commitment Letter, (i) any syndication of, or receipt of commitments in respect of, all or any portion of an Initial Lender’s commitments hereunder (and your cooperation therewith, including pursuant to this Section 3) prior to the initial funding under such Facilities shall not be a condition to such Initial Lender’s commitments nor reduce such Initial Lender’s commitments hereunder with respect to such Facilities (provided, however, that notwithstanding the foregoing, assignments of an Initial Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted), (ii) notwithstanding any assignment or other transfer by an Initial Lender, no Initial Lender shall be relieved, released or novated from its obligations hereunder in connection with any syndication, assignment or other transfer except in accordance with the Commitment Letter and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments.

We intend to commence syndication efforts promptly after the date hereof, and you agree to assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication (as defined in the Facilities Fee Letter) and 45 days after the Closing Date (such later date, the “Syndication Date”). During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you in the preparation of a customary confidential information memorandum (“Customary Information Memorandum”) for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to provide the Arrangers with all additional financial and other information as the Arrangers may reasonably request with respect to the Company, its subsidiaries and the Transactions, (e) your using commercially reasonable efforts to obtain, upon our request, prior to the commencement of general syndication of the Facilities, as applicable, (i) public ratings (but no specific rating) for such Facility and (ii) a public corporate credit rating (but no specific rating) and public corporate family rating (but no specific rating) in respect of the Borrowers, in each case, from each of Standard & Poor’s Ratings Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (f) the hosting, with the Arrangers, of one or more meetings (or, if reasonably acceptable to you and the Arrangers, one or more telephone, video or other electronic conferences) of prospective Lenders at mutually agreed upon times and locations, (g) providing us with copies of all due diligence reports or summaries available to you and prepared in connection with the Transactions by legal, insurance, tax, accounting or other advisors, each subject to the delivery by us to you of customary non-disclosure agreements as shall be reasonably requested and (h) promptly providing us with any other information reasonably requested by us to successfully complete the syndication.

You hereby agree that, prior to the Syndication Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you or any of your subsidiaries being offered, placed or arranged (other than the Facilities and other indebtedness incurred in the ordinary course of business of any of you and your subsidiaries for capital expenditures, ordinary course working capital facilities, purchase money and equipment financings and deferred purchase price obligations, Land Newco, Inc.’s incurrence of a $487 mm 364-day bridge loan facility, and any indebtedness permitted to remain outstanding under the Merger Agreement with respect to Land Newco, Inc.), without the consent of the Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities.

In addition, you agree to use your commercially reasonably efforts to cause the Arrangers to have been afforded a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) following the date of delivery of (a) Holdings’ audited consolidated balance sheet and consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and the unaudited consolidated balance sheet and consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for the most recent fiscal quarters ended at least 45 days prior to the Closing Date and (b) the financial statements referred to in paragraph 4 of Annex C, together with the Customary Information Memorandum in connection with the syndication of each of the Facilities (together, the “Required Bank Information”) to market each of the Facilities to prospective Lenders (the “Bank Marketing Period”); provided that (i) the Bank Marketing Period shall exclude November 26, 2021 (it being understood that such days shall be disregarded for purposes of calculating the consecutive business days constituting the Bank Marketing Period) and (ii) if the Bank Marketing Period has not concluded prior to (A) August 20, 2021, it shall commence no earlier than September 7, 2021 and (B) December 17, 2021, it shall commence no earlier than January 3, 2022.

The Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers all customary information reasonably requested by the Arrangers that is reasonably available to you with respect to the Company and its subsidiaries, and the Transactions as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities.

You agree, at the request of the Arrangers, to assist in the preparation of a version of any marketing and informational materials and presentations that may be used in connection with the Facilities that will consist exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings or its parents or subsidiaries taken as a whole, or any of their respective securities for purposes of United States Federal, foreign and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Arrangers to any Lender in connection with syndicating the Facilities will, at the request of the Arrangers, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution (provided that you have been given a reasonable opportunity to review such documents in advance of their intended distribution) that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by the Arrangers or the Agent for Lenders (such as a lender meeting invitation); and (c) notification of changes in the terms of the Facilities. It is understood that, in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of the succeeding paragraph and a representation by you to the Commitment Parties that the Public Lender Information does not include material non-public information about Holdings and its subsidiaries, taken as a whole, or their securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof.

You hereby represent and covenant that (a) all information (the “Information”) other than the Projections (defined below) that has been or will be provided by or on behalf of you or any of your representatives to us is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) any projections (the “Projections”) that have been or will be provided by or on behalf of you or any of your representatives to us have been or will be prepared in good faith based upon accounting principles consistent with your historical audited financial statements and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if at any time prior to the later of the Closing Date and the Syndication Date, any of the representations in the preceding sentence would be materially incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances, with such supplementation deemed to cure any such inaccuracy. In arranging the Facilities, we will be entitled to use and rely primarily on the Information and Projections without responsibility for independent verification thereof.

We will not furnish Information or Projections obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have arising out of or in connection with the transactions contemplated by this Commitment Letter against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

In particular, you acknowledge that CS Securities (USA) LLC (“CS Securities”), an affiliate of CS and CSLF, is acting as a financial advisor (the “Financial Advisor”) to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of CS Securities in such capacity and our obligations hereunder, on the other hand. Each of the Additional Commitment Parties hereto acknowledges (i) the retention of CS Securities as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Additional Commitment Party on the part of CS, CSLF or any of their affiliates.

You further acknowledge that certain of the Commitment Parties and/or certain of their respective affiliates currently may be acting as lenders under the Existing Credit Agreement, and your and your subsidiaries’ rights and obligations under any other agreement with any Commitment Party or any of its affiliates (including the Existing Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among any Commitment Party and you and your affiliates in connection with the services contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing Credit Agreement) on the other hand.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that none of us or our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

Notwithstanding anything herein to the contrary, none of (a) the commencement nor the completion of the syndication of the Facilities, (b) the obtaining of the ratings referred to in the second paragraph of this Section 3, (c) compliance with any of the other provisions set forth in this Section 3 nor (d) the accuracy of any representations or warranties made in the information representation and warranty in this Section 3, shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

4.            Conditions Precedent.

The commitments of each Commitment Party hereunder and its agreement to perform the services described herein in respect of each of the Facilities are subject only to (in each case, such condition which relates to the corresponding Facility only) the execution of the definitive documentation with respect to such Facility in accordance with the Documentation Principles (as defined below) and the satisfaction (or waiver) of the conditions precedent set forth in Annex C (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the annexes attached hereto), the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (i) the only representations and warranties the accuracy of which shall be a condition to availability and the initial funding of the Facilities on the Closing Date shall be the Specified Representations (as defined below) made by the Borrowers and the domestic Guarantors in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Funding Conditions are satisfied (it being understood that to the extent any Collateral (other than assets of Holdings, the Borrowers and the Guarantors with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and the delivery of stock certificates of the Borrowers and material (to be defined in a manner to be agreed) wholly-owned domestic restricted subsidiaries of the Borrowers) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (in each case, subject to extensions as agreed by the Agent in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and the Guarantors (after giving effect to the Transactions) set forth in the Facilities Documentation relating to corporate or other organizational existence of the Borrowers and the Guarantors; organizational power and authority of the Borrowers and Guarantors (as to execution, delivery and performance of the applicable Facilities Documentation); the due authorization, execution and delivery by the Borrowers and the Guarantors of the applicable Facilities Documentation; enforceability of the applicable Facilities Documentation against the Borrowers and Guarantors; Federal Reserve margin regulations; the Investment Company Act; the creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence); no conflicts of the applicable Facilities Documentation (limited to the execution, delivery and performance of the Facilities Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with charter documents of the Borrowers or any Guarantor; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their respective subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex C-I attached to Exhibit C); PATRIOT Act (as defined below); and use of the proceeds of the Facilities not violating FCPA, OFAC and other anti-terrorism laws.

This Section 4 in its entirety shall be referred to herein as the “Limited Conditionality Provision”.

5.            Documentation.

It is acknowledged and agreed by the parties to this Commitment Letter that (i) it is their intention that they will negotiate in good faith the definitive documentation with respect to each of the Facilities (collectively, the “Facilities Documentation”) to reflect the provisions set out in this Commitment Letter as soon as reasonably practicable following the date on which you countersign this Commitment Letter (the “Countersign Date”) and (ii) the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Merger Agreement.

The Facilities Documentation will be based upon, and be substantially identical to, the Existing Credit Agreement (as modified and updated to reflect the terms contained in Annex B and the exercise of any “flex”’ provisions of the Facilities Fee Letter); provided, further, that such documentation will also include customary changes and updates to reflect (i) the Agent’s reasonable operational and agency guidelines and practices and (ii) changes in law and accounting since the date of the Existing Credit Agreement (including customary provisions addressing LIBOR replacement, capital leases and post-Brexit EU/UK “bail-in” provisions). This paragraph is referred to as the “Documentation Principles”.

6.            Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the Transactions and the other transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or Transactions and the other the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

7.            Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS, THE FACILITIES DOCUMENTATION OR THE PERFORMANCE OF SERVICES HEREUNDER.

8.            General.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Company or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating, defending or enforcing any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse the Commitment Parties from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses, in each case, incurred in connection with the Transactions and the transactions contemplated thereby and the preparation and negotiation of this Commitment Letter, the Fee Letters, the Facilities Documentation and any ancillary documents in connection therewith (including the cost of outside counsel). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Transactions.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all services to be provided by each of us hereunder may be performed and any and all of our rights hereunder may be exercised by or through any of its affiliates or branches and, in connection with the provision of such services, such persons may exchange with each other information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party may be, and each Lender is, (i) required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers or each Guarantor that will allow such Arranger or such Lender to identify the Borrowers or such Guarantor in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and any other applicable law, and (ii) required to obtain a certification regarding beneficial ownership from the Borrowers obligated under the Facilities Documentation in accordance with the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Party shall be permitted to share any or all such information with the Lenders.

Please note that this Commitment Letter, the Fee Letters and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement and the Transactions are exclusively for your information and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters and such communications and discussions to your officers, directors, agents and advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and the Fee Letters and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letters or the information contained therein, except to the extent that portions thereof have been redacted in a manner reasonably acceptable to the Commitment Parties) to Regal to the extent you notify Regal of its obligations to keep such material confidential, and to Regal’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Transactions to the extent such persons agree to hold the same in confidence, (iii) this Commitment Letter and the Fee Letters to your financial advisor and its affiliates, officers, directors, agents, employees, partners, equity holders, members, stockholders, controlling persons, attorneys and advisors on a confidential basis, (iv) this Commitment Letter and the Fee Letters as required by applicable law or compulsory legal process after written notice to the Commitment Parties, including to the extent required under applicable securities laws or by the United States Securities and Exchange Commission, (v) this Commitment Letter and its contents (but not the Fee Letters), in any syndication or other marketing materials in connection with the Facilities, (vi) the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, (vii) any such confidential information to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph, and (viii) the information contained in the annexes hereto to Moody’s and S&P in connection with obtaining ratings after your acceptance hereof. The requirements of this paragraph shall terminate on the date that is the earlier of (i) two years after the date of execution of this Commitment Letter and (ii) the Closing Date, at which time any confidentiality undertaking in the applicable Facilities Documentation shall supersede the provisions of this paragraph.

Each of the Commitment Parties agrees that it shall maintain in confidence any information relating to Holdings, the Borrowers and their respective subsidiaries furnished to it by or on behalf of the Borrowers (other than information that (a) has become generally available to the public other than as a result of a disclosure by such Commitment Party in breach of its obligations hereunder, (b) has been independently developed by such Commitment Party without violating this paragraph or (c) was available to such Commitment Party from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrowers) and shall not disclose the same, except: (A) to our affiliates and our and our affiliates’ respective officers, directors, employees, legal counsel, auditors, advisors, professionals and other experts or agents who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (B) to the extent necessary to comply with law or any legal process or the requirements of any governmental authority (including self-regulatory authorities with jurisdiction over such Commitment Party), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded, (C) as part of normal reporting or review procedures to, or examinations by, governmental authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (D) in order to enforce its rights under this Commitment Letter, the Fee Letters or the Facilities Documentation in a legal proceeding, (E) to any prospective Lender (so long as such person shall have been instructed to keep the same confidential in accordance with this paragraph), (F) to any direct or indirect contractual counterparty in hedging agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this paragraph), (G) to any rating agency when required by it (provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any Commitment Party), (H) to their service providers in connection with the administration and management of the Facilities and (I) in connection with establishing a due diligence defense; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto. THIS COMMITMENT LETTER, THE FEE LETTERS AND ANY CLAIM, CONTROVERSY OR DISPUTE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER OR THE FEE LETTERS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Commitment Letter may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature to this Commitment Letter may be delivered by electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter. Each of the parties hereto represents and warrants to the other parties hereto that it has the organizational capacity and authority to execute this Commitment Letter through electronic means and there are no restrictions for doing so in such party’s constitutive documents. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, LendAmend, the internet, e-mail or similar electronic transmission systems in accordance with the Arrangers’ standard syndication practices and that no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person. We may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them, but excluding Land Newco, Inc. and its subsidiaries), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of the applicable Commitment Party. This Commitment Letter, together with the Fee Letters, supersedes all prior understandings, whether written or oral, between you and us with respect to our engagement in connection with the arrangement of the Facilities. The syndication, compensation (including the provisions of the Fee Letters), information, reimbursement, indemnification, absence and waiver of fiduciary duty, confidentiality, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether the Transactions are consummated and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of and thereof the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts hereof not later than 11:59 p.m., New York City time, on February 15, 2021. The Commitment Parties’ commitments and agreements contained herein will expire at such time in the event that it has not received such executed counterparts in accordance with the immediately preceding sentence.

The commitment of the Initial Lender to extend credit, any undertaking of CS as administrative agent and collateral agent with respect to the Facilities, and the agreement of any Arranger to perform any services hereunder shall terminate upon the earliest to occur of: (a) the consummation of the Merger and the Refinancing without the funding of the Facilities (but without excusing any breach of this Commitment Letter if any of the Commitment Parties refuse to fund any of the Facilities); (b) upon the End Date (as defined in the Merger Agreement as in effect on the date hereof, including any extension of the End Date permitted under the Merger Agreement) plus five (5) business days; and (c) with respect to each Facility, our receipt of written notice from you terminating the commitments under such Facility in full.

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Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Lingzi Huang

Name: Lingzi Huang
Title: Authorized Signatory

By:	/s/ Nicolas Thierry

Name: Nicolas Thierry
Title: Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Michael Rutherford

Name: Michael Rutherford
Title: Managing Director

[Rexnord Corporation Financing – Commitment Letter]

Accepted and agreed to as of the date first written above:

REXNORD CORPORATION

By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel and Secretary

[Rexnord Corporation Financing – Commitment Letter]

ANNEX A

Rexnord Corporation Financing
Transaction Description

Each capitalized term used but not defined in this Annex A shall have the meanings assigned to such term in the Commitment Letter to which this Annex A is attached and in the other annexes thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used.

1)	Rexnord Corporation (the “Company”), Land Newco, Inc. and Regal Beloit Corporation (“Regal”) will enter into a Separation and Distribution Agreement (together with all schedules, exhibits and annexes thereto, the “Separation Agreement”).

2)	Subject to the terms and conditions set forth in the Separation Agreement, including the Separation Plan and the Internal Restructuring (as each such term is defined in the Separation Agreement), the Company shall allocate, transfer and assign (or cause to be allocated, transferred and assigned) certain assets and liabilities to Land Newco, Inc. and its subsidiaries, resulting in Land Newco, Inc. and its subsidiaries owning and operating the Spinco Business (as defined in the Separation Agreement) and the Company and its respective subsidiaries continuing to own and operate the Remainco Retained Business (as defined in the Separation Agreement) (the “Restructuring”). Following the Restructuring and subject to certain other restructuring steps set forth in the Separation Plan, including a cash payment of $486,827,669 to be made by Land Newco, Inc. to RBS Global, Inc. for purposes of the Refinancing, the outstanding capital stock of Land Newco, Inc. shall be distributed in a series of distributions made within the Company group to the public stockholders of the Company (the “Spinoff”).

3)	Pursuant to the Agreement and Plan of Merger, dated the date hereof, among the Company, Regal, Land Newco, Inc. and Merger Sub (as defined therein) (together with all schedules, exhibits and annexes thereto, the “Merger Agreement”) immediately following the Spinoff (as defined in the Separation Agreement), Land Newco, Inc. will merge with and into Merger Sub, with Land Newco, Inc. surviving (the “Merger”).

4)	Concurrently with the consummation of the Merger, RBS Global, Inc. and Rexnord LLC (each a “Borrower” and collectively, the “Borrowers”) intend to obtain senior secured first lien credit facilities consisting of:

a.	a senior secured first lien term loan facility in an aggregate principal amount of up to $708 million (the “Term Facility”); and

b.	a senior secured first lien revolving facility in an aggregate principal amount of up to $198 million (the “Revolving Facility” and, together with the “Term Facility, the “Facilities”).

5)	The proceeds of the borrowings under the Term Facility, together with a dividend from Land Newco, Inc. and cash on RBS Global, Inc.’s balance sheet, shall be used to redeem or prepay in full (the “Refinancing”) (i) all obligations currently outstanding under that certain Third Amended and Restated First Lien Credit Agreement dated as of August 21, 2013 (as amended, restated, supplemented, waived or otherwise modified prior to the date hereof), among Chase Acquisition I, Inc., as holdings, RBS Global, Inc. and Rexnord LLC, as borrowers, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent thereunder (as amended, modified or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”) and (ii) the 4.875% senior unsecured notes due 2025 issued pursuant to that certain Indenture dated as of December 7, 2017 among RBS Global, Inc., Rexnord LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

The Spinoff, the Merger, the Refinancing and the entering into the Facilities Documentation, the funding of the Facilities and the payment of fees and expenses in connection with the foregoing are hereinafter collectively referred to as the “Transactions”. All references to any subsidiary of the Borrower in this Annex A or in the Commitment Letter or any other annex thereto shall be determined after giving effect to the Spinoff and the Merger.

The “Closing Date” shall mean the date of the consummation of the Transactions and the initial funding under the Facilities.

ANNEX B

Rexnord Corporation Financing
Facilities

Each capitalized term used but not defined in this Annex B shall have the meanings assigned to such term in the Commitment Letter to which this Annex B is attached and in the other annexes thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used. References to “Same as Existing Credit Agreement” shall be interpreted to mean “Same as Existing Credit Agreement, subject to the Documentation Principles”.

Borrowers:	RBS Global, Inc. and Rexnord LLC (each a “Borrower” and collectively, the “Borrowers”). The Borrowers shall be jointly and severally liable for the obligations under the Facilities (as defined below).

Facilities:	(A) A new senior secured term loan facility in an aggregate principal amount of $708 million (the “Term Facility”, and the loans thereunder, the “Term Loans”). The Term Loans will be funded in United States Dollars.

(B) A new senior secured revolving facility (including a letter of credit facility with a $75 million sublimit) in an aggregate principal amount of $198 million (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). The Revolving Facility may be funded in United States Dollars or other currencies as set forth in the Existing Credit Agreement.

The Facilities Documentation with respect to the Facilities will contain customary “defaulting lender” provisions on the same terms as in the Existing Credit Agreement.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Facilities (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Credit Suisse Loan Funding LLC and certain other persons appointed by the Borrowers pursuant to the terms of the Commitment Letter will act as lead arrangers for the Facilities, and will perform the duties customarily associated with such roles (each in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”).

Incremental Facilities:

The Borrowers will be permitted to add additional revolving or term loan credit facilities (collectively, the “Incremental Facilities”); provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (x) the greater of (a) $200,000,000 and (b) 100% of EBITDA (as defined in the Existing Credit Agreement), plus (y) such other amount so long as, on the date of incurrence thereof, (a) in the case of Incremental Facilities that rank pari passu in right of security with the Facilities, the Net First Lien Leverage Ratio (as defined in the Existing Credit Agreement) on a pro forma basis shall not be greater than (x) 5.00 to 1.0 or (y) if incurred in connection with a permitted acquisition or permitted investment, the Net First Lien Leverage Ratio in effect immediately prior to the permitted acquisition or permitted investment, (b) in the case of Incremental Facilities that rank junior in right of security to the Facilities, the Net Secured Leverage Ratio (as defined in the Existing Credit Agreement) on a pro forma basis shall not be greater than (x) 5.50 to 1.00 or (y) if incurred in connection with a permitted acquisition or permitted investment, the Net Secured Leverage Ratio in effect immediately prior to the permitted acquisition or permitted investment and (c) in the case of Incremental Facilities that are unsecured, either (I) the Total Net Leverage Ratio (as defined in the Existing Credit Agreement) on a pro forma basis shall not be greater than (x) 6.00 to 1.00 or (y) if incurred in connection with a permitted acquisition or permitted investment, the Total Net Leverage Ratio in effect immediately prior to the permitted acquisition or permitted investment, or (II) the pro forma Fixed Charge Coverage Ratio (to be defined) shall be at least 2.00 to 1.00; provided that, for purposes of this clause (i) net cash proceeds of the loans under such Incremental Facilities incurred at such time shall not be netted against the applicable amount of consolidated debt for purposes of such calculation of the Net First Lien Leverage Ratio, Net Secured Leverage Ratio or Total Net Leverage Ratio.

(ii) before and after giving effect to such Incremental Facilities, the conditions set forth in “Conditions Precedent to All Borrowings” below shall be satisfied (subject to customary “limited conditions transaction” provisions);

(iv) the loans under any Incremental Facility that is an additional revolving facility will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Revolving Facility and all other terms of any such additional revolving facility (other than pricing, amortization or maturity) shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Agent;

(v) the loans under any Incremental Facilities that are additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization or maturity) shall be substantially identical to the Term Facility or otherwise reasonably acceptable to the Agent; provided, that a mutually agreed upon amount of incremental indebtedness shall be permitted to mature inside of the maturity date of the Term Facility;

(vi) prior to the twelve month anniversary of the Closing Date, if the interest rate margin (including all upfront or similar fees and original issue discount) of any Incremental Facility that is an additional term loan facility exceeds the interest rate margin on the Term Facility by more than 75 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the all-in yield on the Term Facility is 75 basis points less than the all-in yield on the additional term loan facility; provided that the provisions of this paragraph shall not apply to (a) the first $200 million of Incremental Facilities, (b) any Incremental Facilities used to fund permitted acquisitions or (c) any Incremental Facilities not denominated in United States Dollars;

(vii) the financial institutions party to any incremental revolving facility shall be reasonably satisfactory to the Agent and the Borrowers, and the financial institutions party to any incremental revolving or term loan facility will become lenders under the Facilities;

(viii) the Borrowers shall be in pro forma compliance with the financial covenant after giving effect to the incurrence of such Incremental Facility that is a revolving facility; and

(ix) any Incremental Facility shall have the same obligors as the Facilities, and if secured shall be secured only by the Collateral.

Purpose:

(A) The proceeds of the Term Facility will be used by the Borrowers to fund in part the Transactions, all as described on Annex A.

(B) The proceeds of loans under the Revolving Facility will be used by the Borrowers on the Closing Date to refinance the revolving commitments and loans outstanding under the Existing Credit Agreement, and thereafter from time to time for general corporate purposes (including without limitation, for permitted acquisitions).

Refinancing Facilities:	Same as Existing Credit Agreement.

Availability:

Term Facility: Term Loans will be available to be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Revolving Facility: On the Closing Date, the Revolving Facility will be available to be drawn to fund (i) any original issue discount or other fees resulting from the Arrangers’ exercise of “market flex”, (ii) to backstop, cash collateralize or otherwise replace letters of credit outstanding under the Existing Credit Agreement and (iii) for working capital needs (including any working capital adjustments) and other general corporate purposes in an amount not to exceed an amount to be agreed. After the Closing Date, the full amount of the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility. Minimum principal amounts and notice provisions for borrowings shall be consistent with the Existing Credit Agreement. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

Letter of Credit Subfacility: The full amount of the letter of credit facility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Exhibit A hereto.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by Credit Suisse AG and other Lenders under the Revolving Facility acceptable to the Borrowers and the Agent (each, an “Issuing Bank”) on the same terms as the Existing Credit Agreement. Each Lead Arranger’s appropriate lending affiliate will be an Issuing Bank and will have an individual sublimit equal to its ratable share of the Revolving Facility on the Closing Date. Letter of Credits may be issued in United States Dollars, Canadian Dollars, Euros, British Pounds, Singaporean Dollars, New Zealand Dollars, Mexican Pesos, Australian Dollars or other currencies to be mutually agreed.

Drawings under any letter of credit shall be reimbursed by the Borrowers on the same terms as the Existing Credit Agreement.

The issuance of all letters of credit shall be subject to the customary procedures of the applicable Issuing Bank.

Final Maturity and Amortization:

Term Facility: The Term Facility will mature on the date that is seven years after the Closing Date, and Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility commencing at the end of the first quarter ended after the Closing Date, with the balance payable on the maturity date of the Term Facility.

Revolving Facility: The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrowers under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, the Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will continue to be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrowers (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), subject to exceptions (including as to immateriality) substantially the same as the Existing Credit Agreement.

Security:

The Facilities, the Guarantees and any Hedging Arrangements will be secured by (1) all of the capital stock of the Borrowers and (2) substantially all the assets of the Borrowers and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of the Borrowers, (b) a perfected first-priority pledge of all the equity interests held by the Borrowers or any Subsidiary Guarantor (which pledge, (i) in the case of any “first-tier” foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such “first-tier” foreign subsidiary, and, for the avoidance of doubt, no pledge shall be required from any foreign subsidiary that is not a “first-tier” foreign subsidiary) and (c) perfected first-priority security interests in, and mortgages on, substantially all material owned tangible and intangible assets of the Borrowers and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property with a fair market value in excess of $20.0 million, intercompany notes and proceeds of the foregoing), except for (u) vehicles and leaseholds, (v) [Reserved], (w) those assets as to which the Agent shall reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (x) assets if the granting or perfecting of such security interest would violate any applicable law or the enforceable anti-assignment provisions of any contract, (y) cash, deposit accounts and security accounts and (z) other exceptions to be agreed. There shall be no lockbox arrangements nor any control agreements relating to the Borrowers and their respective subsidiaries’ bank accounts.

All the above-described pledges, security interests and mortgages shall be created or continued, as applicable, on terms, and pursuant to documentation, reasonably satisfactory to the Agent (including, in the case of real property, by customary items such as reasonably satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, subject to customary and other exceptions substantially the same as the Existing Credit Agreement.

Mandatory Prepayments and Reductions in Commitments:

(a) Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 18 months after a non-ordinary course asset sale or other non-ordinary disposition of property of the Borrowers or any of the Guarantors (including insurance and condemnation proceeds), 100% of the net cash proceeds in excess of (x) $10,000,000 with respect to a single transaction or series of related transactions and (y) $20,000,000 in the aggregate in a fiscal year from such non-ordinary course asset sales or other non-ordinary dispositions of property, shall be applied to prepay the loans under the Term Facility, subject to exceptions to be agreed upon (including exceptions for prepayment of other senior indebtedness of the Borrowers consistent with the Existing Credit Agreement),

(b) 50% of excess cash flow (as defined in the Existing Credit Agreement) of the Borrowers and their respective subsidiaries; provided that the foregoing percentage shall be reduced to (i) 25% if the Net First Lien Leverage Ratio is less than or equal to 2.25 to 1.00 and (y) 0% if the Net First Lien Leverage Ratio is less than or equal to 1.75 to 1.00, and

(c) 100% of the net cash proceeds received by Borrowers or any of the Guarantors from the issuance of non-permitted debt after the Closing Date.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be offered to each non-rejecting Lender thereunder. Any proceeds or amounts remaining may be retained by the Borrowers.

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the Term Facility and the Incremental Facilities that are additional term loan facilities as the Borrowers shall direct, and otherwise in forward order to the remaining amortization payments in direct order of maturity.

Voluntary Prepayments and Reductions in Commitments:	After the Closing Date, (i) all undrawn commitments with respect to the Term Facility will automatically terminate and (ii) voluntary reductions of the unutilized portion of the commitments under the Revolving Facility and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts set forth in the Existing Credit Agreement, without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR (as defined on Exhibit A hereto) borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Borrowers may direct.

The Borrowers shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” that is less than the yield applicable to the Term Loans and (ii) any amendment to the Term Facility which reduces the yield applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures; (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans; and (z) the definition of “Repricing Event” will contain an exception for “transformative acquisitions”, to be defined in a mutually agreed manner.

Representations and Warranties:	Only the following representations and warranties will apply, subject to customary and other exceptions and qualifications substantially the same as the Existing Credit Agreement: organization, powers; authorization; enforceability; government approvals; financial statements; no material adverse effect; title to properties, possession under leases; subsidiaries; litigation, compliance with laws; Federal Reserve regulations; Investment Company Act; use of proceeds; tax returns; no material misstatements; employee benefit plans; environmental matters; security documents; location of real property and leased premises; solvency; labor matters; insurance; no default; intellectual property, licenses, etc.; senior debt; USA PATRIOT Act, OFAC; and Foreign Corrupt Practices Act.

Conditions Precedent to Initial Borrowing:	As set forth on Annex C.

Conditions Precedent to All Borrowings (after the Closing Date):	Delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults.

Affirmative Covenants:	Only the following affirmative covenants will apply, subject to customary and other exceptions and qualifications substantially the same as the Existing Credit Agreement: existence, business and properties; insurance; taxes; financial statements, reports, etc.; litigation and other notices; compliance with laws; maintaining records, access to properties and inspections; use of proceeds; compliance with environmental laws; further assurances, additional security; rating; and post-closing matters.

Negative Covenants:

Only the following negative covenants will apply, subject to customary and other exceptions and qualifications substantially the same as the Existing Credit Agreement, provided that any dollar basket in the negative covenants will be expressed as a “grower” basket in amounts to be mutually agreed: limitations on indebtedness (but to modify the basket for unlimited unsecured debt to be subject to a pro forma Total Net Leverage Ratio (as defined in the Existing Credit Agreement) of no greater than 6.00 to 1.00); liens; sale and lease-back transactions; investments, loans and advances; mergers, consolidations, dispositions and acquisitions; dividends and distributions (but to include additional exceptions for (i) a general restricted payments basket of the greater of (a) $100,000,000 and (b) 50% of EBITDA (as defined in the Existing Credit Agreement), (ii) an unlimited restricted payments basket, subject to pro forma compliance with a maximum Total Net Leverage Ratio of no greater than 3.50 to 1.00 and (iii) a basket for dividends after an initial public offering equal to the greater of (a) 6% of the net proceeds of the initial public offering and (b) 6% of market capitalization); transactions with affiliates; business of the Borrowers and their respective subsidiaries; payments and modifications of indebtedness, modifications of certificate of incorporation, by-laws and certain other agreements, etc.; and changes in fiscal year.

In addition, there shall be a “cumulative credit” that shall be based on the definition in the Existing Credit Agreement; provided that at the option of the Borrowers (selected prior to the launch of general syndication of the Facilities), the “builder” component thereof will be based on (x) 100% of Cumulative Retained Excess Cash Flow (as defined in the Existing Credit Agreement) or (y) 50% of cumulative Consolidated Net Income (as defined in the Existing Credit Agreement) commencing with the first day of the fiscal quarter in which the Closing Date occurs.

Financial Covenant:

Term Facility: None.

Revolving Facility:

The Financial Covenant will be set at a Net First Lien Leverage Ratio of 5.00 to 1.00.

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of the Borrowers, the aggregate principal amount of all outstanding loans under the Revolving Facility (other than Letters of Credit that have been cash collateralized or otherwise backstopped at a percentage of the outstanding face amount thereof to be agreed) exceeds 35% of the commitments under the Revolving Facility.

Events of Default:	Only the following (subject to thresholds and grace periods substantially the same as the Existing Credit Agreement): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments ($50,000,000 threshold); ERISA events; actual or asserted invalidity of Guarantees or security documents; failure of obligations under the Facilities to constitute “senior debt”; and Change of Control (to be defined); provided, that immaterial subsidiaries shall be excluded from the determination as to bankruptcy.

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and pro forma covenant compliance, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to customary conditions). Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenant contained in the definitive documentation.

Voting:	Same as Existing Credit Agreement.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	Same as Existing Credit Agreement.

Non-Pro Rata Repurchases:	Same as Existing Credit Agreement.

Expenses and Indemnification:	Same as Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Agent and Lead Arrangers:	Davis Polk & Wardwell LLP.

ANNEX B

EXHIBIT A

Interest Rates:

Term Facility: The interest rates under the Term Facility will be, at the option of the Borrowers, Adjusted LIBOR (subject to a LIBOR floor of 0.00%) plus 2.00% or ABR plus 1.00%.

Revolving Facility: The interest rates under the Revolving Facility will be, at the option of the Borrowers, Adjusted LIBOR (subject to a LIBOR floor of 0.00%) plus 2.00% or ABR plus 1.00%. From and after the delivery by the Borrowers to the Agent of the Borrowers’ financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margin under the Revolving Facility shall be subject to one 25 basis points reduction at a Net First Lien Leverage Ratio of 2.00 to 1.00 or lower.

For purposes hereof, “LIBOR”, “Adjusted LIBOR” and “ABR” shall have customary meanings ascribed to such terms, and in the Facilities Documentation such terms will have the meanings ascribed to corresponding terms in the Existing Credit Agreement.

The Borrowers may elect interest periods of 1, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined in the Existing Credit Agreement)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

Letter of Credit Fees:

(A) Issuing Bank fees shall include customary documentary and processing fees and charges.

(B) Letter of Credit participation fees for the ratable benefit of the lenders under the Revolving Facility shall be equal to the applicable margin for Adjusted LIBOR borrowings under the Revolving Facility.

Commitment Fees:	0.50% per annum, subject to a reduction to 0.375% at a Net First Lien Leverage Ratio of less than 2.00 to 1.0 on terms the same as the Existing Credit Agreement.

ANNEX C

Rexnord Corporation Financing
Conditions

Each capitalized term used but not defined in this Annex C shall have the meanings assigned to such term in the Commitment Letter to which this Annex C is attached and in the other annexes thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used.

Subject to the Documentation Principles and the Limited Conditionality Provision in all respects, the initial borrowing under each of the Facilities shall be subject to the satisfaction (or waiver) of the following additional conditions precedent:

1.            The Merger shall have been consummated, or will be consummated substantially concurrently with the initial funding of the Facilities, in all material respects in accordance with the Merger Agreement (as applicable), and no amendments, modifications, consents or waivers to or of the Merger Agreement or the Separation Agreement (it being understood and agreed that any purchase price adjustments or adjustments to the Exchange Ratio (as defined in the Merger Agreement), and any extension of the “End Date” under the Merger Agreement, in each case, expressly contemplated by the Separation Agreement or the Merger Agreement, each as in effect on the date hereof, shall not be considered an amendment, modification, consent or waiver) that are materially adverse to the Lenders (in their capacity as such) shall have been made without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

2.            The Refinancing shall be consummated substantially concurrently with the funding under the Facilities.

3.            Prior to, or substantially concurrently with, the initial funding of the Facilities, RBS Global, Inc. shall have received a dividend from Land Newco, Inc. resulting in gross cash proceeds of not less than $486,827,669.

4.            The Arrangers shall have received pro forma consolidated financial statements (including a consolidated balance sheet and related statements of income) of the Company and its subsidiaries and a pro forma consolidated statement of income of the Company for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, each prepared in accordance with U.S. generally accepted accounting principles after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

5.            The Facilities Documentation shall have been executed by each of the parties thereto and delivered to the Agent.

6.            The Agent shall have received legal opinions, organizational documents, good standing certificates (or equivalent) of each Loan Party in its applicable jurisdiction of organization, resolutions and other customary closing certificates, and a borrowing notice, in each case as are customary for transactions of this type and reasonably satisfactory to it for the relevant Facility.

7.            The Agent shall have received a solvency certificate in substantially the form of Annex C-I hereto.

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8.            The Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

9.              The Arrangers and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses (to the extent invoiced at least 3 business days prior to the Closing Date) required to be paid on or prior to the Closing Date pursuant to the Fee Letters or the Facilities Documentation.

10.        The Arrangers shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, so long as requested at least ten business days prior to the Closing Date.

11.          To the extent any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), such Borrower shall have delivered, at least three business days prior to the Closing Date, to each Lender that so requests at least ten business days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

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ANNEX C-1

FORM OF

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section [___] of the [Credit Agreement] dated as of [_____] (the “Credit Agreement”), among Chase Acquisition I, Inc., a Delaware corporation (“Holdings”), and RBS Global, Inc., a Delaware corporation, and Rexnord LLC, a Delaware limited liability company (collectively, the “Borrowers”), the lenders party thereto from time to time, and Credit Suisse AG, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrowers and not in his individual capacity, as follows:

1.            I am the [Financial Officer] of the Borrowers. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [___] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.            As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrowers and their Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.            As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrowers do not intend to, and the Borrowers do not believe that they or any of their Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Financial Officer] of the Borrowers and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

RBS GLOBAL, INC.
REXNORD LLC

By:
Name:
Title: [Financial Officer]

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